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                                                                    EXHIBIT 99.1

NEWS FROM ...                                             DEARBORN BANCORP, INC.
                                                           22290 Michigan Avenue
                                                       Dearborn, Michigan  48124


Contact:    Michael J. Ross, President & CEO or Jeffrey Karafa, CFO at (313)
            565-5700



             DEARBORN BANCORP ANNOUNCES FIVE PERCENT STOCK DIVIDEND

         Dearborn, Michigan, May 21, 2003 ... Dearborn Bancorp, Inc. (Nasdaq:
DEAR), the holding company for Community Bank of Dearborn, has declared a stock dividend of one share of it's common, non-assessable stock for each 20 shares owned by each stockholder of record as of the close of business June 6, 2003. The stock dividend will be distributed on June 20, 2003.

         If a stockholder is entitled to a fractional share, the fractional share will not be given and no cash payment will be made in lieu of the fractional share.

         John E. Demmer, Chairman of the Board, announced the stock dividend and said "Our organization has been making splendid progress. Our Board felt that it would be appropriate to declare this stock dividend and provide our stockholders with tangible evidence of that progress."

         Dearborn Bancorp, Inc. is a registered bank holding company whose subsidiary Community Bank of Dearborn has offices in Dearborn, Dearborn Heights, Plymouth Township, Canton Township, Clinton Township, Southgate and Auburn Hills in the state of Michigan. Dearborn Bancorp, Inc. common stock trades on the Nasdaq National Market under the symbol DEAR.